Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Keralyn Groff Public Relations 651.236.5104
Steve Brazones Investor Relations 651.236.5158

NEWS	For Immediate Release	Feb. 11, 2008

H.B. Fuller Names James R. Giertz Chief Financial Officer

ST. PAUL, Minnesota—H.B. Fuller Company (NYSE: FUL) announced today that James R. Giertz will join the company as senior vice president and chief financial officer on Mar. 3, 2008. Giertz, 51, of Eden Prairie, Minn., most recently served as senior managing director and chief financial officer at GMAC ResCap. Prior to that, Giertz was employed by Donaldson Company, Inc. During his 12 years with the publicly traded $1.9 billion filtration manufacturer, he served as senior vice president and chief financial officer, and senior vice president of commercial and industrial products. In the latter position, he oversaw a group of global businesses that generated $700 million in annual sales, achieving a 10 percent compound annual growth rate during his six-year tenure in that position.

In addition, Giertz has experience with General Motors Corporation where he served as assistant treasurer of the company’s operations, and also held several international treasury positions in Canada and Europe. He earned a bachelor of science in mechanical engineering from Iowa State University, and a master of business administration from Harvard University.

“We are delighted to welcome Jim to H.B. Fuller. His impressive experience and broad background in both operations and finance are an excellent fit for our company. He brings a valuable perspective to growth, hands-on experience in mergers and acquisitions, and premier financial leadership skills. He will play a key role in further developing and executing our growth strategies, and we look forward to working with him,” said Michele Volpi, H.B. Fuller president and chief executive officer.

Giertz succeeds Jim McCreary, H.B. Fuller controller, who has served as interim chief financial officer since February 2007. McCreary will continue in his role as vice president and controller for H.B. Fuller.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2007 net revenue of $1.4 billion. Its common stock is traded on the New York Stock Exchange under the ticker symbol FUL. For more information, please visit the Web site at www.hbfuller.com.